Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (“Registration Statement”) of American Beacon Funds of our report dated March 30, 2017, relating to the financial statements and financial highlights, which appears in American Beacon Grosvenor Long/Short Fund’s (a series constituting American Beacon Funds) Annual Report on Form N-CSR for the year ended January 31, 2017.  We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 14, 2017